Exhibit 99.2

5835 Peachtree Corners East - Norcross, GA 30092
Norcross, GA 30092

FOR IMMEDIATE RELEASE

Guided Therapeutics Selects Eurosurgical Ltd to Distribute LuViva™

Advanced Cervical Scan in the United Kingdom

NORCROSS, GA and SURREY, UNITED KINGDOM (December 15, 2011) – Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) today announced the appointment of Eurosurgical Ltd as the exclusive distributor of the LuViva™ Advanced Cervical Scan in the United Kingdom.

“We are very pleased to have Eurosurgical as our LuViva partner in the United Kingdom,” said Mark L. Faupel, Ph.D., CEO and president of Guided Therapeutics, Inc. “Eurosurgical is a leading U.K. distributor within the gynaecology industry. While a number of distributors were eager to carry LuViva, Eurosurgical impressed us with its market reach and strong reputation. We believe that Eurosurgical is ideally positioned to propel LuViva to become the gold standard of care for cervical disease detection in the U.K.”

“With more than 20 years of experience in women’s healthcare, Eurosurgical is known for bringing new products and cost-saving innovations to the medical community. We believe LuViva will be an excellent addition to our gynaecology product offerings,” said George Cranstone, chairman of Eurosurgical Ltd.

In the United Kingdom, LuViva is initially intended as a follow-up test after a positive Pap test. Today, approximately 400,000 U.K. women annually are referred to more than 170 institutions for a follow-up or colposcopy examination, which often involves a biopsy of the cervix. Based on its clinical trial results, LuViva could eliminate approximately 40 percent of unnecessary follow-up procedures and could identify serious cervical disease up to two years earlier than the standard of care.

LuViva scans the cervix with light to identify cancer and pre-cancer painlessly and non-invasively. Guided Therapeutics’ patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or human papillomavirus (HPV) tests, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide immediate results at the point of care, eliminating costly and painful testing.

About Eurosurgical

Eurosurgical Ltd was founded in 1988 to specialise in the sales and marketing of surgical equipment, instruments and devices to the medical profession in disciplines such as Gynaecology & Obstetrics, Plastic Surgery, Cosmetic & Reconstructive Surgery, General Surgery and Minimally Invasive Surgery (M.I.S).Eurosurgical Ltd is committed to the supply of medical devices to achieve customer satisfaction and, in doing so, maintain business profitability and encourage further business expansion. The company aims to involve its workforce, customers and suppliers in a continual process of feedback and improvement such that its responsiveness and effectiveness to its customers’ requirements and expectations are monitored and, where necessary, improved. For more information visit www.eurosurgical.co.uk.

Eurosurgical Ltd is also a member of the European Medical Device Distributors Alliance (EMDDA), a network of European medical device distributors formed in 1993 to benefit from each member’s strengths and to share information about the European medical device market.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva™ Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s esophagus using the same technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva™ Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use.

The LuViva mark, LuViva and wave logo, and "Early detection, better outcomes" are trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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Contacts:
Media: Katie Brazel, Fleishman-Hillard – 404-739-0150	Investors: Alison Ziegler, Cameron Associates – 212-554-5469
Guided Therapeutics: Bill Wells – 770-242-8723